EXHIBIT 99.3

RR DONNELLEY	Corporate Headquarters
77 West Wacker Drive
Chicago, Illinois 60601
Telephone (312) 326-8000

Media contact:	Investor contact:
Katherine Divita	Chris Curtis
312-326-8336	312-326-8313
katherine.divita@rrd.com	christopher.curtis@rrd.com

RR DONNELLEY INCREASES QUARTERLY DIVIDEND

33rd ANNUAL INCREASE SINCE 1971

CHICAGO, July 24, 2003—The Board of Directors of RR Donnelley [NYSE: DNY] today authorized a four percent increase in its quarterly dividend to 26 cents from 25 cents per common share. The higher dividend is payable Aug. 30, 2003 to shareowners of record as of the close of business on Aug. 8, 2003.

“RR Donnelley’s ability to generate substantial free cash flow, even through this continuing difficult environment, enables us to increase our quarterly dividend for the 33rd consecutive year,” said Gregory A. Stoklosa, RR Donnelley’s executive vice president and chief financial officer. “We remain committed to delivering tangible value to our shareholders through our dividend.”

RR Donnelley (www.rrdonnelley.com) prepares, produces and delivers integrated communications across multiple channels for content owners such as publishers, merchandisers, and telecommunications companies as well as capital markets and diversified financial services companies. As a single source supplying services up and down the communications value chain, the company excels in digital photography, content management, printing, online services, and print and package logistics. With these integrated services, RR Donnelley provides effective solutions for its customers’ targeted communications and delivery needs. Headquartered in Chicago, Ill., RR Donnelley serves a global customer market and has 30,000 employees in more than 200 locations in North America, South America, Europe and the Asia/Pacific Basin.

Certain statements, including discussions of the company’s expectations for 2003 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from the future results expressed or implied by these statements. Refer to Part I, Item I of the company’s annual report on Form 10-K for the year ended December 31, 2002, for a description of such factors.

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